UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 30, 2008
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) After fulfilling his commitment to lead Maxim Integrated Products, Inc., a Delaware corporation (the "Company"), in completing its financial restatement project, Alan P. Hale resigned as the Company's Interim Chief Financial Officer and Principal Accounting Officer as planned on October 1, 2008. On October 1, 2008, Bruce E. Kiddoo, 47, was appointed as the Company's Chief Financial Officer and Principal Accounting Officer. As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on August 8, 2007, Mr. Kiddoo was hired in August 2007 to serve as the Vice President of Finance until the financial restatement was completed, at which time he would be appointed as Chief Financial Officer and Principal Accounting Officer.

(e) On September 26, 2008, the Compensation Committee of the Board of Directors offered certain individuals, including certain officers of the Company, holding vested stock options that expire due to reaching their maximum 10-year terms in October 2008, certain cash goodwill payments as described below. The stock options at issue were granted in 1998 and have remained vested and outstanding for several years. From September 23, 2006 to September 30, 2008, the Company suspended stock option exercises as a result of not having timely filed its periodic reports with the "Commission" under the Securities Exchange Act of 1934, as amended, because of the previously-announced Special Committee inquiry into certain past stock option grants and granting practices, as well as the Company's need to restate certain historical financial statements to record additional stock-based compensation. Although the Company is now current in its reporting obligations with the Commission, the Company's regular quarterly trading blackout is in effect until late October 2008 after the Company announces its preliminary results for the first quarter of fiscal year 2009. As such, management level employees are effectively prohibited from exercising options in October 2008.

For all participants, the cash goodwill payment is the amount of the "calculated value" of the expiring option exceeding the exercise price multiplied by the number of shares, less applicable tax withholding. For this purpose, the "calculated value" is equal to the price at which 10% of the daily close prices of the Company's common stock fall above this price for trading days from August 7, 2006 (the date on which the Company initiated a trading blackout on officers and other individuals) through the expiration date of the option. The cash goodwill payment will be subject to the option holder executing a release of all claims relating to the option, and all participating officers currently employed by the Company must enter into a vesting agreement under which their cash payments will vest in four installments over a 10-month period. Similar payments were authorized by the Company in October 2007 and in May 2008 for similarly situated employees.

Mr. Hale is entitled to receive a goodwill payment totaling $448,869 for vested stock options to purchase 31,566 shares that expire on October 5, 2008, should he elect to participate and execute a release of claims in favor of the Company related to these options.

On October 2, 2008, the Compensation Committee of the Board of Directors approved a cash performance bonus totaling $2,334,209 to Mr. Hale for his extraordinary services in successfully leading the Company in completing its financial restatement project over a 20-month period in his capacity as the Company's Interim Chief Financial Officer and Principal Accounting Officer.

Item 8.01    Other Events.

On September 30, 2008, the Company issued a press release announcing that it has completed the restatement of financial statements for stock-based compensation and certain other adjustments and filed with the Commission its Annual Reports on Form 10-K for fiscal years 2006, 2007 and 2008 and its Quarterly Reports on Form 10-Q for the first three quarters of fiscal years 2007 and 2008. With these filings, the Company is current in its periodic filings with the Commission, and the Company's application to list its shares of common stock on NASDAQ has been approved with trading to commence on October 8, 2008.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:
Exhibit No.	Description
99.1	Text of press release issued by Maxim Integrated Products, Inc. on September 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Tunç Doluca Tunç Doluca Chief Executive Officer

Date: October 2, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of press release issued by Maxim Integrated Products, Inc. on September 30, 2008 PDF provided as a courtesy